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                           DEBT SETTLEMENT AGREEMENT
                           -------------------------


THIS AGREEMENT is dated for reference the 20th day of February, 1998,

BETWEEN:

            SUTTON PARK INTERNATIONAL LTD., of
            8 Queensway House, Queens Street, St. Helier,
            Jersey JE2 4WD Channel Islands

            (hereinafter referred to as the "Creditor")

                                                           OF THE FIRST PART

AND:

            ICHOR CORPORATION, of 300 Oxford Drive,
            Suite 200, Monroeville, PA 15146-2343

            (hereinafter referred to as the "Corporation")

                                                          OF THE SECOND PART


WHEREAS:

A. The Corporation is indebted to the Creditor and the Creditor has agreed to accept payment of the said indebtedness in the amount of $750,000 (the "Indebtedness") by delivery of 5% Cumulative Convertible Redeemable Preferred Shares, Series 1 of the Corporation having rights, privileges, restrictions and conditions which substantially conform to those contemplated by Schedule "A" hereto (the "Preferred Shares") as hereinafter set forth;

B. The Creditor has agreed to accept the issuance of Preferred Shares in the capital of the Corporation at a deemed price of $10.00 per Preferred Share in full discharge and complete satisfaction of the Indebtedness and to grant the Corporation a release on receipt of the Preferred Shares;

NOW THEREFORE this agreement witnesseth that in consideration of the premises and the mutual covenants and agreements hereinafter contained and the sum of $10.00 paid by each party to the other (the receipt of which is hereby acknowledged) and other good and valuable consideration the parties hereto COVENANT AND AGREE AS FOLLOWS:


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                                      2

1. Upon creation of the Preferred Shares, the Corporation shall forthwith issue and deliver a certificate representing the Preferred Shares to the Creditor in full settlement and satisfaction of the Indebtedness to the Creditor at the address first above written.

2. The Creditor hereby covenants with the Corporation that he will accept the issuance and delivery of a certificate representing the Preferred Shares from the Corporation at any time up to 5:00 p.m. on or before the 31st day of March, 1998 in full settlement and satisfaction of the Indebtedness, and hereby absolutely releases and fully discharges the Corporation from the Indebtedness. In the event that the Preferred Shares have not been delivered to the Creditor by March 31, 1998, the Creditor may, at its option, rescind this agreement, whereupon this agreement shall be terminated with effect from the date hereof.

3. The Creditor represents and warrants to the Corporation and covenants with the Corporation that:

    (a) it is a company duly incorporated and existing under the laws of its incorporating jurisdiction and at the closing date will have the power and capacity to own the Preferred Shares and to enter into this agreement and to carry out its terms and conditions to the full extent;

    (b) the acceptance of the Preferred Shares in lieu of payment has been validly authorized by all necessary corporate acts;

    (c) the Creditor is purchasing the Preferred Shares as principal and is not a partnership, syndicate, trust, or unincorporated organization;

    (d) the Creditor is, by virtue of its net worth and investment experience, or by virtue of consultation with or advice from a person who is not a promoter of the Corporation and is a registered adviser or registered dealer, able to evaluate the merits of the investment in the Preferred Shares based upon information requested of or presented by the Corporation;

    (e) the Creditor is not purchasing the Preferred Shares on the basis of any information respecting the Corporation not generally known save knowledge of this transaction;

    (f) due to the nature and stage of the Corporation's business and properties the Creditor acknowledges that an investment in the Preferred Shares must be considered speculative; and

    (g) the Creditor understands that the Preferred Shares have not been registered by the Corporation under the United States Securities Act of 1933 (the "1933 Act") and that the Corporation does not plan, and is under no obligation to provide for registration of the Preferred Shares in the future. Offer or sale of the Preferred Shares in the United States or to a U.S. person would constitute a violation of


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                                      3

         United States law unless made in compliance with the registration requirements of the 1933 Act or pursuant to an exemption therefrom. The term "United States" means the United States of America and includes its territories, possessions and all areas subject to its jurisdiction; and the term "U.S. person" has the meaning as defined in Regulation S made under the 1933 Act.

4.  The Corporation represents and covenants, as the case may be, that:

    (a) it is duly incorporated and validly existing under the laws of the State of Delaware;

    (b) it has all necessary corporate authority to enter into this agreement and to effect the issuance of the Preferred Shares agreed to hereby; and

    (c) its shares trade through the National Association of Securities Dealers Automated Quotation System SmallCap market.

5. In exchange for the Preferred Shares, the Creditor hereby agrees not to commence any action or proceeding whatsoever against the Corporation including the filing of any charge, lien or encumbrance against the Corporation, its properties, or assets, existing or future during the term of this agreement and this agreement may be pleaded as a defence to any such action or proceeding commenced and shall deliver to the Corporation a release of any and all claims related to the subject matter hereof in a form reasonably satisfactory to the Corporation upon receipt of the Preferred Shares.

6.  Time is of the essence of this agreement.

7. This Agreement shall be governed and enforced in accordance with the laws of Switzerland, without regard to its conflict of laws and principles, and the parties hereto agree to submit any dispute hereunder to the jurisdiction of the courts of the Canton of Geneva.

8. All references to sums of money shall be deemed to refer to the legal tender of the United States unless otherwise specified.

9. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and shall have economic effect retroactive to December 31, 1997.

10. The parties hereto agree to execute such further and other agreements as may be necessary to give effect to the meaning and intent of this agreement.


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                                      4

11. This agreement may be executed in several parts in the same form and by facsimile and such parts as so executed shall together constitute one original document, and such parts, if more than one, shall be read together and construed as if all the signing parties had executed one copy of the said agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this agreement as of the day and year first above written.

SUTTON PARK INTERNATIONAL LTD.

By:    /s/ Michael J. Smith
      --------------------------

Name:
      --------------------------

Title:
      --------------------------


ICHOR CORPORATION


By:    /s/ Michael J. Smith
      --------------------------

Name:
      --------------------------

Title:
      --------------------------


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                                 SCHEDULE "A"

                              ICHOR CORPORATION

              SUMARY OF TERMS AND PROVISIONS TO BE ATTACHED TO
                            THE PREFERRED SHARES


I.   Securities:           5% Cumulative Redeemable Convertible Preferred
     -----------           Shares, Series 1 ("Series 1 Preferred Shares")

II.  Dividends:            The Holders of the Series 1 Preferred Shares
     ----------            shall be entitled to receive and the Corporation
                           shall pay thereon, as and when declared by the Board of Directors of the Corporation, out of the monies of the Corporation properly applicable to the payment of dividends, preferential cumulative cash dividends payable quarterly on the last day of each of March, June, September and December in each year commencing March 31, 1998. in an amount per share of $0.125 (subject to appropriate pro rata adjustment for the initial dividend).

III. Conversion Rights:    Each Holder of Series 1 Preferred Shares will
     ------------------    have the right to convert such shares into common
                           shares (the "Common Shares") of the Corporation.
                           Such conversion shall occur with respect to each Common Share at a conversion price equal to 90% of the fair market value thereof (the "Conversion
                           Price") calculated as at the date of conversion based upon the Corporation's 20 day average closing trading price on the stock exchange or quotation system through which the largest number of Common Shares traded during such period immediately preceding the date that notice of conversion is delivered to the Corporation (the
                           "Conversion Date"). The number of Common Shares to be delivered upon conversion of each Series 1
                           Preferred Share shall be equal to the issue price thereof plus all accrued but unpaid dividends outstanding as at the Conversion Date divided by the Conversion Price. The right to convert the Series 1 Preferred Shares shall be exercisable from the date of issue thereof and shall terminate if notice of exercise is not received by the Corporation on or before the day that is five years following the date of issue.

IV.  Voting Rights:        The Holders of the Series 1 Preferred Shares will
     --------------        not be entitled as such to receive notice of or
                           to attend at or vote at any meetings of the shareholders of the Corporation.


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                                    -2-

V.   Redemption:           The Corporation may redeem at any time all of the
     -----------           outstanding Series 1 Preferred Shares, or from
                           time to time, any part thereof on payment, for each such share to be redeemed of $10.00 together with accrued and unpaid dividends to the date fixed for redemption, the whole constituting the "Redemption Price". Notice of any redemption shall be given by the Corporation at least 30 days prior to the date fixed for redemption. If less than all of the outstanding Series 1
                           Preferred Shares are at any time to be redeemed, the shares to be redeemed shall be selected by lot or in such other manner as the Corporation may determine.

VI.  Priority as to Capital:
     -----------------------

                           In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of its assets among its shareholders for the purpose of winding up its affairs, the holders of the Series 1 Preferred Shares will be entitled to receive an amount equal to $10.00 per share together with all accrued and unpaid dividends thereon before any amounts are paid or any assets of the Corporation are distributed to the holders of any common shares or other shares ranking junior to the Series 1 Preferred Shares. Upon payment to the holders of the Series 1 Preferred Shares of the amounts so payable to them, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

VII. Restrictions on Dividends and Retirement of Shares:
     ---------------------------------------------------

                           So long as any of the Series 1 Preferred Shares are outstanding, the Corporation will not, without the prior approval of the holders of the Series 1 Preferred Shares voting at a meeting of such holders:

                           (a) declare or pay any dividend on any shares of the Corporation ranking junior to the Series 1 Preferred Shares (other than stock dividends in any shares ranking junior to the Series 1 Preferred Shares); or

                           (b)  redeem, purchase or make any capital
                                distribution in respect of any shares of the Corporation ranking junior to the Series 1 Preferred Shares;

                           (c) except pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provision, redeem, purchase or make any capital distribution in


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                                     -3-

                                respect of any other shares ranking on a parity with the Series 1 Preferred Shares,

                           unless in each such case all dividends on the Series 1 Preferred Shares and on all other shares of the Corporation ranking in parity with the Series 1 Preferred Shares accrued up to and including the immediately preceding dividend payment date shall have been declared and paid or set apart for payment.